July 19, 2018                                        Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com
Sonoco Reports Strong Second Quarter 2018 Results
Double-Digit Improvement to Top-line and Bottom-line Drives Record Quarter Results
Company Increases 2018 Full-Year Guidance

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its second quarter, ending July 1, 2018.

Second Quarter Highlights

•	Second-quarter 2018 GAAP earnings per diluted share were $0.88, compared with $0.43 in 2017.

•
Second-quarter 2018 GAAP earnings included after-tax charges of $4.4 million related to restructuring and acquisition-related expenses. In the second quarter of 2017, GAAP results included $28.7 million, after tax, in charges for lump-sum pension settlement distributions, restructuring-related activities and acquisition expenses.

•
Base net income attributable to Sonoco (base earnings) for second quarter 2018 was $0.93 per diluted share, compared with $0.71 in 2017. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided second-quarter 2018 base earnings guidance of $0.83 to $0.89 per diluted share.

•	Second-quarter 2018 net sales were $1.37 billion, up 10.1 percent from $1.24 billion in 2017.

•
Cash flow from operations was $251.2 million in the first half of 2018, compared with $103.2 million in 2017. Year-to-date free cash flow was $88.8 million, compared with $(69.3) million in 2017. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

•
On May 29, 2018, Sonoco signed a definitive agreement with Texpack, Inc. to acquire its 70 percent interest in the Conitex Sonoco joint venture and Texpack's composite can operation in Spain for approximately $143 million in cash. Conitex Sonoco is a vertically integrated global leader in the manufacturing of paper-based cones and tubes used in the textile industry. The transaction is subject to normal international regulatory reviews and is expected to close early in the fourth quarter of 2018. Conitex Sonoco will be included in our Paper and Industrial Converted Products Segment and the Spanish composite can operation in our Consumer Segment.

Third Quarter and Full-Year Guidance Update

•	Base earnings for the third quarter of 2018 are estimated to be in the range of $0.82 to $0.88 per diluted share, compared to $0.76 per diluted share in the third quarter of 2017.

•
Full-year 2018 base earnings guidance has been raised to $3.27 to $3.37 per diluted share, from the previous guidance of $3.22 to $3.32 per diluted share, to reflect the Company's strong second quarter results and expected solid second half results despite additional expenses anticipated from recently enacted tariffs on steel, aluminum and other products along with higher than previously expected freight and other non-material inflation. This new guidance does not include possible benefit from the expected completion of the Conitex Sonoco acquisition.

•	Full-year 2018 operating cash flow and free cash flow guidance has been raised to a range of $570 million to $590 million and $190 million and $210 million, respectively.

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Note: Third-quarter and full-year 2018 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition-related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

CEO Comments
Commenting on the Company’s second-quarter GAAP and base results, President and Chief Executive Officer Rob Tiede said, "Sonoco produced an outstanding quarter as our growing diversified mix of global packaging businesses improved both the top-line and bottom-line by double-digits over prior-year consolidated results. Net sales grew by 10.1 percent, while operating profit improved 25.4 percent and net income attributable to Sonoco gained 107.3 percent compared to last year. Base operating profit and base net income attributable to Sonoco improved 16.9 percent and 30.6 percent, respectively. Second-quarter GAAP and base operating profit benefitted from a positive price/cost relationship and improvements to productivity, which were partially offset by operating cost inflation and higher management incentives. Overall volume/mix was modestly higher compared to the prior-year quarter, with each business segment showing improvement. The year-over-year improvement also reflects a lower effective tax rate due to the 2017 Tax Cuts and Jobs Act. GAAP operating profit was further aided by lower restructuring and impairment charges compared to 2017. In addition, cash flow from operations and free cash flow were extremely strong during the first six months of 2018, with cash flow from operations improving approximately $148.1 million over the prior year.

“Net sales in our Consumer Packaging segment grew 18.2 percent over the prior year, while operating profit improved by approximately 5.5 percent. A positive price/cost relationship, solid productivity gains, the benefit of acquisitions and a slight improvement in volume/mix drove the second quarter operating profit increase and more than offset higher operating inflation.

“Our Paper and Industrial Converted Products segment achieved a record second-quarter operating profit, improving 35.4 percent from last year, while net sales grew 1.1 percent. The gain in segment operating profit was primarily driven by a positive price/cost relationship and better volume/mix, which more than offset higher operating costs.

“Our Protective Solutions segment produced a solid turnaround, with operating profit improving 23.7 percent from last year as a positive price/cost relationship and productivity improvements helped offset higher operating inflation. Finally, our Display and Packaging segment operating profit declined as volume growth, a positive price/cost relationship and productivity improvements were more than offset by a negative mix of business and higher operating costs driven by the continued ramp up of operations at our new pack center in Atlanta.”

Second Quarter Review
Net sales for the second quarter were $1.37 billion, an increase of $125.7 million, or 10.1 percent, from last year’s quarter. The improvement reflects an increase in sales added by acquisitions, volume growth, the positive impact of foreign exchange and higher selling prices implemented to recover rising freight and other operating inflation.

GAAP net income attributable to Sonoco in the second quarter was $89.4 million, or $0.88 per diluted share, an increase of $46.3 million, compared with $43.1 million, or $0.43 per diluted share, in 2017. Second-quarter GAAP earnings included after-tax charges of $4.4 million related to restructuring and acquisition-related expenses. In the second quarter of 2017, GAAP earnings included $28.7 million after tax, related to lump-sum pension settlement distributions, restructuring costs from previously announced plant closures and acquisition-related expenses. Adjusted for these items, base earnings in the second quarter were $93.8 million, or $0.93 per diluted share, an increase of $22.0 million compared with $71.8 million, or $0.71 per diluted share, in 2017. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

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Gross profits were a record $276.5 million in the second quarter, an increase of $38.1 million or 16.0 percent, compared with $238.4 million in the same period in 2017. Gross profit as a percentage of sales increased to 20.2 percent, compared with 19.2 percent in the same period in 2017. The 100 basis point gross profit percentage increase was primarily due to manufacturing and procurement productivity, partially offset by higher operating costs.
Second-quarter selling, general and administrative expenses increased $15.7 million from the prior year to $141.0 million. This increase was driven by expenses related to acquired businesses, wage inflation and higher management incentive accruals.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Second-quarter 2018 sales for the segment were $616 million, compared with $521 million in 2017. Segment operating profit was $63.7 million in the second quarter, compared with $60.4 million in the same quarter of 2017.

Segment sales increased 18.2 percent compared to the prior-year quarter due to sales added from acquisitions, the positive impact from changes in foreign exchange rates, and higher selling prices. Sales volume also increased as higher sales volume in flexible packaging and European and Asian composite cans exceeded a decline in plastic container sales volume. Segment operating profit grew 5.5 percent compared to the prior-year quarter due to a positive price/cost relationship, solid productivity gains, and the benefit of acquisitions which more than offset higher operating expenses due to inflation and higher management incentives. Segment operating margin declined to 10.3 percent in the quarter from 11.6 percent in 2017 due to changes in the mix of business, including changes from acquisitions, and higher operating costs.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Second-quarter 2018 sales for this segment were $143 million, compared with $116 million in 2017. The segment reported an operating loss of $(0.6) million in the current quarter, compared with an operating profit of $1.5 million in the prior-year quarter.

Sales increased 23.9 percent compared to last year’s quarter due primarily to volume growth from a new pack center near Atlanta and the positive impact of foreign exchange. Segment operating profit declined $2.0 million largely due to inefficiencies and higher operating costs associated with the start up of new production lines at the Atlanta pack center. The Company is continuing to work to resolve these and other operational issues to achieve efficiency and cost levels in line with expectations.

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Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Second-quarter 2018 sales for the segment were $474 million, up from $469 million in 2017. Segment operating profit was $61.5 million in the quarter, compared with $45.4 million in 2017.

Segment sales grew 1.1 percent from the prior-year quarter as volume/mix growth and the positive impact of foreign exchange more than offset lower selling prices associated with lower recovered paper prices. Volume/mix gains in North American paper operations as well as wire and cable reels were partially offset by declines in North American and European tube and core volumes. Segment operating profit improved 35.4 percent over the prior year driven by a positive price/cost relationship across most of the segment, excluding recycling operations. Segment operating margin improved 330 basis points to 13.0 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Second-quarter 2018 sales were $133 million, down slightly from $135 million in 2017. Operating profit was $13.6 million, a 23.7 percent improvement from the second quarter of 2017.

This segment’s sales declined slightly year over year as the negative impact of declining foreign exchange rates offset higher selling prices. Volume/mix was essentially flat as continued declines in the segment’s automotive components business was offset by growth in temperature-assured packaging. Improvement in segment operating profit for the quarter was driven by a positive price/cost relationship and productivity improvements more than offsetting higher operating inflation. Segment operating margin was 10.3 percent, an improvement of 210 basis points.

Corporate/Tax
Net interest expense for the second quarter of 2018 increased to $15.1 million, compared with $12.8 million during the same period in 2017, primarily due to higher borrowings in the current-year quarter stemming from acquisitions. The 2018 second-quarter effective tax rates on GAAP and base earnings were 26.1 percent and 26.7 percent, respectively, compared with 29.6 percent and 32.0 percent, respectively, in the prior year’s quarter. The 2017 U.S. Tax Cuts and Jobs Act (Tax Act) lowered the year-over-year effective tax rate on both GAAP and base earnings. The prior year's GAAP tax rate benefitted from a favorable distribution of earnings between low and high tax jurisdictions, primarily from the previously discussed pension settlement expense occurring in the U.S. This lessened the year-over-year change in the GAAP effective tax rate.

Note: In regards to the effect of the Tax Act, Sonoco has not yet fully completed its accounting. For certain of the Tax Act's provisions, the Company has made reasonable estimates and has included any measurement period adjustments in its second quarter and first six months earnings accordingly. In other cases, the Company has not been able to make a reasonable estimate due either to complexity or uncertainty and, as such, continues to account for those items consistent with their pre-Tax Act accounting. The Company believes any adjustments remaining to be made upon the completion of its accounting will not have a material impact on the Company's financial position.

Year-to-date Results
For the first six months of 2018 net sales were $2.67 billion, up $257.6 million compared with $2.41 billion in the first six months of 2017. Sales grew 10.7 percent in the first half of the year due to acquisitions, the positive impact of foreign exchange, volume growth and higher selling prices implemented to recover higher freight and operating inflation and certain rising material costs.

GAAP net income attributable to Sonoco for the first half of 2018 was $163.5 million or $1.62 per diluted share, compared with $96.9 million or $0.96 per diluted share in the first half 2017. Earnings in the first half of 2018 included after-tax charges totaling $5.0 million largely related to restructuring charges, acquisition costs and the effect of income

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tax rate changes on deferred tax items. Earnings in the first half of 2017 included net after-tax charges of $34.9 million primarily related to lump-sum pension settlements, restructuring charges and acquisition-related expenses.

Base earnings for the first six months of 2018 were $168.5 million, or $1.67 per diluted share, compared with $131.7 million, or $1.31 per diluted share, in the same period in 2017, a 27.9 percent and 27.5 percent increase, respectively. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Current year-to-date gross profit was a record $527.1 million, compared with $461.4 million in 2017. Gross profit as a percentage of sales in 2018 was 19.7 percent, compared with 19.1 percent in 2017. Selling, general and administrative expenses increased $28.0 million, driven by acquisitions and increased management incentives. Non-Operating Pension costs decreased $37.9 million as the previously disclosed 2017 settlement charges did not recur in 2018. Base operating profit for the first six months of 2018 increased 15.0 percent to $251.5 million due primarily to a positive price/cost relationship and productivity improvements.

Cash Flow and Free Cash Flow
For the first half of 2018, cash generated from operations was $251.2 million, compared with $103.2 million in 2017, an increase of $148.1 million. This increase reflects the improvement in GAAP net income of $66.6 million and the following described year-over-year changes. In 2018, year-to-date net cash paid for taxes was $2.9 million less than reported tax expense while in 2017 it was $20.9 million more, a year-over-year benefit of $23.8 million. This difference is largely due to the timing of taxes paid on the 2016 sale of our blowmolding plastics business and normal changes in various deferred tax items. Pension and post-retirement plan contributions, net of non-cash expenses, had a negative year-over-year impact of $13.4 million. This change is composed of a $24.4 million year-over-year decrease in cash contributions that was more than offset by a $37.8 million decrease in non-cash expense which was largely driven by 2017 non-base pension settlement charges of $31.1 million which did not recur in 2018. Year-to-date increases in working capital, driven largely by seasonal changes in business activity, consumed cash in both periods; however, this increase consumed $11.0 million less cash in 2018 due to improved collection efforts of trade accounts receivables in the first six months of 2018. Operating cash flow further benefited in the first six months of 2018 from collections of various other items outstanding at December 31, 2017 and increased accruals related to management incentives in 2018 compared to 2017. During the first six months of 2018, net capital expenditures and cash dividends were $82.7 million and $79.8 million, respectively, compared with $96.8 million and $75.6 million, respectively, in 2017.

Free cash flow for first six months of 2018 was $88.8 million, compared with a negative $69.3 million in the same period last year, reflecting the items impacting cash flow from operations discussed above. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

As of July 1, 2018, total debt was approximately $1.45 billion, compared with $1.45 billion as of December 31, 2017. At the end of the first half of 2018, the Company had a total-debt-to-total-capital ratio of 44.8 percent, compared with 45.6 percent at December 31, 2017. Cash and cash equivalents were $197.7 million as of July 1, 2018, compared with $254.9 million at December 31, 2017. The reduced cash balance reflects repatriation of $110 million of offshore cash, which was then used to repay short-term U.S. debt, helping offset borrowings to fund the April 12, 2018 acquisition of Highland Packaging Solutions for approximately $150 million, of which $8 million is deferred.

Third Quarter and Full-Year 2018 Outlook
Sonoco expects third-quarter 2018 base earnings to be in the range of $0.82 to $0.88 per diluted share. Base earnings in the third quarter of 2017 were $0.76 per diluted share. Full-year 2018 base earnings per diluted share are expected to be in a range of $3.27 to $3.37, which is an increase from the previous estimate of $3.22 to $3.32 per diluted share. This increase reflects the Company's strong second quarter results and expected solid performance in the second-half of the year despite additional expenses anticipated from recently enacted tariffs on steel, aluminum and other products along with higher than previously expected freight and other non-material inflation. This new guidance reflects an expected 26 percent effective tax rate and does not include possible benefits from the completion of the Conitex

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Sonoco acquisition. Operating and free cash flow guidance for 2018 has been raised and is expected to be in the range of $570 million to $590 million and $190 million to $210 million, respectively.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the impact of new and potential tariffs, the future performance of the overall economy, potential changes in raw material prices and other costs, potential changes in the estimated impact of the Tax Act on the Company's effective tax rate, as well as other risks and uncertainties, including those described further below, actual results could vary substantially.

Commenting on the Company’s outlook, Tiede said, “Our team achieved a great deal in the first half of 2018, including driving record top-line and bottom-line consolidated results and producing strong cash flow from operations and free cash flow. The acquisition of Highland Packaging Solutions further enhances our capabilities and opportunities for continued expansion in the fast-growing, fresh-food perimeter of the supermarket. Looking forward, we’re projecting year-over-year improvement in the second half which, together with stronger than expected second quarter results, led us to raise our 2018 guidance. Our growth and margin improvement targets for 2018 remain on track, with sales up 10.7 percent and base operating margin up a solid 35 basis points from the first half of last year. We are excited about the Conitex Sonoco acquisition, which creates opportunities for us to further grow our Paper/Industrial Converted Products segment, especially in the fast-growing Asian markets.

“Like many companies, we are facing inflationary cost pressure from higher freight, wages, energy and material costs, particularly resins, along with uncertain headwinds from newly imposed or threatened tariffs. This is requiring us to drive cost-recovery through proactive price increases in many of our businesses. Although recovered paper prices appear to have stabilized for the time being, experts believe they could rise in the second half of the year, in which case we would not enjoy the same price/cost benefit we saw in the first half of the year. Overall, we remain optimistic about general economic activity and believe the breadth of our diversified consumer, industrial and protective operations across a number of markets enhances our ability to produce consistent earnings, improved returns and greater rewards for our shareholders."

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 3274488. The archived call will be available through July 29, 2018. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 21,000 employees working in more than 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to Better Packaging. Better Life., and ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2018 list. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

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Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

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availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

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•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Six Months Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017

Net sales	$1,366,373	$1,240,674	$2,670,560	$2,412,998
Cost of sales	1,089,913	1,002,289	2,143,498	1,951,634
Gross profit	276,460	238,385	527,062	461,364
Selling, general and administrative expenses	141,031	125,308	278,472	250,517
Restructuring/Asset impairment charges	3,567	7,897	6,630	12,008
Operating profit	$131,862	$105,180	$241,960	$198,839
Non-operating pension cost	513	34,410	222	38,096
Net interest expense	15,127	12,792	28,482	24,850
Income before income taxes	116,222	57,978	213,256	135,893
Provision for income taxes	30,293	17,167	53,649	42,706
Income before equity in earnings of affiliates	85,929	40,811	159,607	93,187
Equity in earnings of affiliates, net of tax	3,716	2,845	4,963	4,799
Net income	89,645	43,656	164,570	97,986
Net income attributable to noncontrolling interests	(233)	(531)	(1,103)	(1,128)
Net income attributable to Sonoco	$89,412	$43,125	$163,467	$96,858

Weighted average common shares outstanding – diluted	101,040	100,717	100,965	100,849

Diluted earnings per common share	$0.88	$0.43	$1.62	$0.96
Dividends per common share	$0.41	$0.39	$0.80	$0.76

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Net sales
Consumer Packaging	$616,062	$521,262	$1,185,914	$1,003,443
Display and Packaging	143,260	115,612	285,918	230,247
Paper and Industrial Converted Products	474,137	469,197	934,790	911,699
Protective Solutions	132,914	134,603	263,938	267,609
Consolidated	$1,366,373	$1,240,674	$2,670,560	$2,412,998

Operating profit:
Segment operating profit:
Consumer Packaging	$63,670	$60,376	$124,758	$119,836
Display and Packaging	(570)	1,479	1,162	4,701
Paper and Industrial Converted Products	61,542	45,437	101,323	72,287
Protective Solutions	13,626	11,016	24,306	21,947
Restructuring/Asset impairment charges	(3,567)	(7,897)	(6,630)	(12,008)
Other, net	(2,839)	(5,231)	(2,959)	(7,924)
Consolidated	$131,862	$105,180	$241,960	$198,839

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended
	July 1, 2018	July 2, 2017
Net income	$164,570	$97,986
Asset impairment charges/losses on disposition of assets	(700)	1,771
Depreciation, depletion and amortization	120,402	103,649
Net pension and postretirement plan expenses/(contributions)	(6,738)	6,649
Changes in working capital	(45,057)	(56,049)
Changes in tax accounts	2,895	(20,917)
Other operating activity	15,876	(29,911)
Net cash provided by operating activities	251,248	103,178

Purchase of property, plant and equipment, net	(82,688)	(96,846)
Cost of acquisitions, net of cash acquired	(141,305)	(217,489)
Net debt proceeds	10,708	232,902
Cash dividends	(79,801)	(75,604)
Other, including effects of exchange rates on cash	(15,383)	4,224

Net decrease in cash and cash equivalents	(57,221)	(49,635)
Cash and cash equivalents at beginning of period	$254,912	$257,226
Cash and cash equivalents at end of period	$197,691	$207,591
Prior-year results have been recast to reflect a change in the classification of insurance proceeds and to conform certain items to the current year’s presentation.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	July 1, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$197,691	$254,912
Trade accounts receivable, net of allowances	768,338	725,251
Other receivables	90,954	64,561
Inventories	471,448	474,063
Prepaid expenses and deferred income taxes	46,537	44,849
	1,574,968	1,563,636
Property, plant and equipment, net	1,167,665	1,169,377
Goodwill	1,287,839	1,241,875
Other intangible assets, net	350,415	331,295
Other assets	242,081	251,538
	$4,622,968	$4,557,721
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$841,615	$831,664
Notes payable and current portion of long-term debt	177,645	159,327
Income taxes payable	10,812	8,979
	1,030,072	999,970
Long-term debt, net of current portion	1,274,325	1,288,002
Pension and other postretirement benefits	340,602	355,187
Deferred income taxes and other	187,704	184,502
Total equity	1,790,265	1,730,060
	$4,622,968	$4,557,721
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Sonoco Reports Second Quarter 2018 Results - Page 11

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts; including the associated tax effects, relating to restructuring initiatives, asset impairment charges, environmental charges, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, pension settlement charges, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Second-quarter and full-year 2018 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the tax effect of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Second Quarter 2018 Results - Page 12

		Non-GAAP Adjustments
Three Months Ended July 1, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$131,862	$3,567	$2,839	$138,268
Non-operating pension costs/(income)	513	—	(645)	(132)
Interest expense, net	15,127	—	—	15,127
Income before income taxes	116,222	3,567	3,484	123,273
Provision for income taxes	30,293	1,046	1,586	32,925
Income before equity in earnings of affiliates	85,929	2,521	1,898	90,348
Equity in earnings of affiliates, net of taxes	3,716	—	—	3,716
Net income	89,645	2,521	1,898	94,064
Net (income) attributable to noncontrolling interests	(233)	(15)	—	(248)
Net income attributable to Sonoco	$89,412	$2,506	$1,898	$93,816

Per Diluted Share*	$0.88	$0.02	$0.02	$0.93
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended July 2, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$105,180	$7,897	$5,231	$118,308
Non-operating pension costs/(income)	34,410	—	(31,074)	3,336
Interest expense, net	12,792	—	—	12,792
Income before income taxes	57,978	7,897	36,305	102,180
Provision for income taxes	17,167	2,338	13,147	32,652
Income before equity in earnings of affiliates	40,811	5,559	23,158	69,528
Equity in earnings of affiliates, net of taxes	2,845	—	—	2,845
Net income	43,656	5,559	23,158	72,373
Net (income) attributable to noncontrolling interests	(531)	(12)	—	(543)
Net income attributable to Sonoco	$43,125	$5,547	$23,158	$71,830

Per Diluted Share*	$0.43	$0.06	$0.23	$0.71
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)These amounts include costs related to acquisitions and potential acquisitions partially offset by a small gain from a casualty loss insurance settlement. Also included are charges for lump sum settlements related to the Company's Canadian pension plan and the effect of the change in the US corporate tax rate on deferred tax adjustments totaling a gain of $799.

(3)Consists primarily of pension settlement charges of $31,074 and costs related to acquisitions and potential acquisitions which were partially offset by insurance settlement gains.

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Sonoco Reports Second Quarter 2018 Results - Page 13

		Non-GAAP Adjustments
Six Months Ended July 1, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$241,960	$6,630	$2,959	$251,549
Non-operating pension costs/(income)	222	—	(645)	(423)
Interest expense, net	28,482	—	—	28,482
Income before income taxes	213,256	6,630	3,604	223,490
Provision for income taxes	53,649	1,731	3,498	58,878
Income before equity in earnings of affiliates	159,607	4,899	106	164,612
Equity in earnings of affiliates, net of taxes	4,963	—	—	4,963
Net income	164,570	4,899	106	169,575
Net (income) attributable to noncontrolling interests	(1,103)	(20)	—	(1,123)
Net income attributable to Sonoco	$163,467	$4,879	$106	$168,452

Per Diluted Share*	$1.62	$0.05	$—	$1.67
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Six Months Ended July 2, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$198,839	$12,008	$7,924	$218,771
Non-operating pension costs/(income)	38,096	—	(31,074)	7,022
Interest expense, net	24,850	—	—	24,850
Income before income taxes	135,893	12,008	38,998	186,899
Provision for income taxes	42,706	3,636	12,506	58,848
Income before equity in earnings of affiliates	93,187	8,372	26,492	128,051
Equity in earnings of affiliates, net of taxes	4,799	—	—	4,799
Net income	97,986	8,372	26,492	132,850
Net (income) attributable to noncontrolling interests	(1,128)	(14)	—	(1,142)
Net income attributable to Sonoco	$96,858	$8,358	$26,492	$131,708

Per Diluted Share*	$0.96	$0.08	$0.26	$1.31
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists primarily of costs related to acquisitions and potential acquisitions. Additionally, includes the effect of the change in the US corporate tax rate on deferred tax adjustments totaling and other non-base tax charges of $2,788.

(3) Consists primarily of pension settlement charges of $31,074 and costs related to acquisitions and potential acquisitions which were partially offset by insurance settlement gains. Additionally, includes non-base tax gains of $1,138 related to business dispositions and non-base tax charges totaling $2,160 primarily related to the settlement of a tax audit in Canada.

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Sonoco Reports Second Quarter 2018 Results - Page 14

	Six Months Ended
FREE CASH FLOW*	July 1, 2018	July 2, 2017

Net cash provided by operating activities	$251,248	$103,178
Purchase of property, plant and equipment, net	(82,688)	(96,846)
Cash dividends	(79,801)	(75,604)
Free Cash Flow	$88,759	$(69,272)

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2018	December 31, 2018	December 31, 2017
Net cash provided by operating activities	$570,000	$590,000	$349,358
Purchase of property, plant and equipment, net	(220,000)	(220,000)	(183,642)
Cash dividends	(160,000)	(160,000)	(153,137)
Free Cash Flow	$190,000	$210,000	$12,579

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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